UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2018

BLUEFIRE RENEWABLES, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-52361	20-4590982
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25108 Marguerite Parkway Suite A-321

Mission Viejo, CA 92692

(Address of principal executive offices)

(949) 588-3767

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sale of Equity Securities.

As previously disclosed, on September 27, 2017, BlueFire Renewables, Inc., a Nevada Corporation (the “Company”) entered into a Settlement Agreement and Stipulation (the “Settlement Agreement”) with Tarpon Bay Partners, LLC, a Florida limited liability company (“TBP”), pursuant to which the Company agreed to issue common stock to TBP in exchange for the settlement of $999,630.45 (the “Settlement Amount”) of past-due obligations and accounts payable of the Company. TBP purchased the obligations and accounts payable from certain vendors of the Company as described below.

On October 11, 2017, the Circuit Court of Leon County, Florida (the “Court”), entered an order (the “TBP Order”) approving, among other things, the fairness of the terms and conditions of an exchange pursuant to Section 3(a)(10) of the Securities Act of 1933, as amended (the “Securities Act”), in accordance with a stipulation of settlement, pursuant to the Settlement Agreement between the Company and TBP, in the matter entitled Tarpon Bay Partners, LLC v. BlueFire Renewables, Inc. (the “TBP Action”). TBP commenced the TBP Action against the Company to recover an aggregate of $999,630.45 of past-due obligations and accounts payable of the Company (the “TBP Claim”), which TBP had purchased from certain vendors of the Company pursuant to the terms of separate receivable purchase agreements between TBP and each of such vendors (the “TBP Assigned Accounts”). The TBP Assigned Accounts relate to certain contractual obligations and legal services provided to the Company. The TBP Order provides for the full and final settlement of the TBP Claim and the TBP Action. The Settlement Agreement became effective and binding upon the Company and TBP upon execution of the TBP Order by the Court on October 11, 2017.

Pursuant to the terms of the Settlement Agreement approved by the TBP Order, on October 11, 2017, the Company agreed to issue to TBP shares (the “TBP Settlement Shares”) of the Company’s common stock, $0.001 par value (the “Common Stock”). The Settlement Agreement provides that the TBP Settlement Shares will be issued in one or more tranches, as necessary, sufficient to satisfy the TBP Settlement Amount through the issuance of freely trading securities issued pursuant to Section 3(a)(10) of the Securities Act. Pursuant to the Settlement Agreement, TBP may deliver a request to the Company for shares of Common Stock to be issued to TBP (the “TBP Share Request”).

The parties reasonably estimate that the fair market value of the TBP Settlement Shares to be received by TBP is equal to approximately $1,666,000. In connection with the Settlement Agreement, on October 16, 2017, the Company issued 37,000,000 shares (the “Initial Settlement Shares”) of the Company’s common stock to TBP.

The Settlement Agreement provides that in no event shall the number of shares of Common Stock issued to TBP or its designee in connection with the Settlement Agreement, when aggregated with all other shares of Common Stock then beneficially owned by TBP and its affiliates (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder), result in the beneficial ownership by TBP and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and the rules and regulations thereunder) at any time of more than 9.99% of the Common Stock.

As previously reported by the Company, since the issuance of the Initial Settlement Shares, TBP demonstrated to the Company’s satisfaction that it was entitled to receive another 49,462,000 shares of Common Stock (the “Additional Settlement Shares”), and that the issuance of such Additional Settlement Shares to TBP would not result in TBP exceeding the beneficial ownership limitation set forth above. Accordingly, on December 16, 2017, the Company issued and delivered to TBP another 49,462,000 Additional Settlement Shares (the “Second Share Issuance”) pursuant to the terms of the Settlement Agreement approved by the Order.

Since the Second Share Issuance, TBP demonstrated to the Company’s satisfaction that it was entitled to receive another 96,147,000 shares of Common Stock, and that the issuance of such 96,147,000 shares of Common Stock to TBP would not result in TBP exceeding the beneficial ownership limitation set forth above. Accordingly, on January 9, 2018, the Company issued and delivered to TBP another 41,609,000 shares of Common Stock (the “Third Share Issuance”) pursuant to the terms of the Settlement Agreement approved by the Order. Subsequent to the Third Share Issuance, on January 18, 2018, the Company issued and delivered to TBP another 54,538,000 shares of Common Stock (the “Fourth Share Issuance”) pursuant to the terms of the Settlement Agreement approved by the Order.

The issuance of Common Stock to TBP pursuant to the terms of the Settlement Agreement approved by the Order is exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(10) thereof, as an issuance of securities in exchange for bona fide outstanding claims, where the terms and conditions of such issuance are approved by a court after a hearing upon the fairness of such terms and conditions at which all persons to whom it is proposed to issue securities in such exchange shall have the right to appear.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUEFIRE RENEWABLES, INC.

Date: January 23, 2018	By:	/s/ Arnold R. Klann
	Name:	Arnold R. Klann
	Title:	Chief Executive Officer